Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Third Quarter 2024 Financial Results

Revenues for the third quarter of 2024 increased 9.6% year-over-year to $68.6 million
Completed acquisition of Hera Systems, a spacecraft development company; the acquisition expands Redwire’s spacecraft portfolio to support specialized national security missions
Contracted Backlog1 increased by 30.2% year-over-year to $330.1 million at September 30, 2024 as compared to $253.4 million at September 30, 2023
Total liquidity2 as of September 30, 2024 was $61.1 million, a 98.0% increase over September 30, 2023
Net Loss for the third quarter of 2024 was $(21.0) million and Adjusted EBITDA3 for the third quarter of 2024 was $2.4 million
JACKSONVILLE, Fla. / November 6, 2024 Redwire Corporation (NYSE: RDW), a leader in space infrastructure for the next generation space economy, today announced results for its third quarter ended September 30, 2024.

Redwire will live stream a presentation with slides on November 7, 2024 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=NUi3LwfF

“Mergers and acquisitions are a core strength of Redwire and important to our growth strategy. During the third quarter, Redwire returned to our M&A roots by closing on the purchase of Hera Systems - our tenth acquisition. Hera Systems brings a highly competent team and two new platforms to Redwire’s spacecraft portfolio, expanding our ability to execute larger missions, particularly in our national security segment,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “The significant increase in bids submitted and backlog on a year-over-year basis indicates that our growth strategy is showing increasing potential.”

Third Quarter 2024 Highlights
•Revenues for the third quarter of 2024 increased 9.6% to $68.6 million, as compared to $62.6 million for the third quarter of 2023.
•Net Loss for the third quarter of 2024 increased by $14.6 million to $(21.0) million, as compared to $(6.3) million for the third quarter of 2023. Net Loss for the third quarter of 2024 includes a loss contingency of $8.0 million
1 Contracted Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
2 Total liquidity of $61.1 million as of September 30, 2024, comprised of $27.8 million in cash and cash equivalents, $18.0 million in available borrowings from our existing credit facilities, and $15.3 million in restricted cash which includes $7.8 million of proceeds received from third-parties that is refundable except in certain limited circumstances. Restricted cash consists of a cash-collateralized standby letter of credit for a submitted proposal.
3 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.

related to the Lemen v. Redwire Corp. securities lawsuit, of which there is no comparable cost for the third quarter of 2023.
•Adjusted EBITDA4 for the third quarter of 2024 decreased by $2.5 million to $2.4 million, as compared to $4.9 million for the third quarter of 2023.
•On a last twelve month (LTM) basis, Book-to-Bill5 ratio was 1.25 as of the third quarter of 2024, as compared to 1.38 as of the third quarter of 2023. On a quarterly basis, Book-to-Bill5 ratio was 0.65 as of the third quarter of 2024, as compared to 0.74 as of the third quarter of 2023.
•Net cash used in operating activities for the third quarter of 2024 increased by $14.4 million to $(17.7) million, as compared to net cash used in operating activities of $(3.3) million for the third quarter of 2023.
•Free Cash Flow4 for the third quarter of 2024 decreased by $14.5 million to $(20.5) million, as compared to $(5.9) million for the third quarter of 2023.

2024 Forecast
•For the full year ended December 31, 2024, Redwire affirms that it is forecasting revenues of $310 million.

“Redwire continued its robust top line performance during the third quarter, with revenue for the nine months ended September 30, 2024 reaching $234.5 million, a 30.1% improvement year-over-year,” said Jonathan Baliff, Chief Financial Officer of Redwire. “We again achieved positive Adjusted EBITDA4 during the quarter of $2.4 million, while continuing to make significant investments for growth. Having seen a more than tripling in bids submitted year-over-year to $2.9 billion for the nine months ended September 30, 2024, and a year-over-year improvement in backlog5 of 30.2% to $330.1 million, we enter the final quarter of 2024 and full year 2025 with strong momentum.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, November 7, 2024 to review financial results for the third quarter ended September 30, 2024. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=NUi3LwfF. The dial-in number for the live call is 800-715-9871 (toll free) or 646-307-1963 (toll), and the conference ID is 1891293.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13749718. The accompanying investor presentation will be available on November 7, 2024 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is a global space infrastructure and innovation company enabling civil, commercial, and national security programs. Redwire’s proven and reliable capabilities include avionics, sensors, power solutions, critical structures, mechanisms, radio frequency systems, platforms, missions, and microgravity payloads. Redwire combines decades of flight heritage and proven experience with an agile and innovative culture. Redwire’s approximately 700 employees working from 16 facilities located throughout the United States and Europe are committed to building a bold future in space for humanity, pushing the envelope of discovery and science while creating a better world on Earth. For more information, please visit www.redwirespace.com.
4 Adjusted EBITDA and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
5 Book-to-bill and Backlog are a key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” “poised,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the Company’s limited operating history and history of losses to date; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the Company’s forecasts, expectations and assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (9) unsatisfactory performance of our products resulting from challenges in the space environment, extreme space weather events, or otherwise; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock and warrants to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risks related to short sellers of our common stock; (24) any inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting; and (25) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, gains on sale of joint ventures, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability change in fair value adjustments. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and restricted cash	$43,094	$30,278
Accounts receivable, net	22,653	32,411
Contract assets	46,069	36,961
Inventory	2,055	1,516
Income tax receivable	636	636
Prepaid insurance	1,291	1,083
Prepaid expenses and other current assets	10,738	6,428
Total current assets	126,536	109,313
Property, plant and equipment, net of accumulated depreciation of $9,539 and $6,538, respectively	16,929	15,909
Right-of-use assets	10,668	13,181
Intangible assets, net of accumulated amortization of $24,151 and $18,509, respectively	62,516	62,985
Goodwill	72,572	65,757
Equity method investments	—	3,613
Other non-current assets	724	511
Total assets	$289,945	$271,269

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$19,936	$18,573
Notes payable to sellers	11	—
Short-term debt, including current portion of long-term debt	1,751	1,378
Short-term operating lease liabilities	3,518	3,737
Short-term finance lease liabilities	501	439
Accrued expenses	27,813	32,902
Deferred revenue	56,684	52,645
Other current liabilities	20,807	2,362
Total current liabilities	131,021	112,036
Long-term debt, net	121,553	86,842
Long-term operating lease liabilities	9,790	12,302
Long-term finance lease liabilities	1,089	1,137
Warrant liabilities	11,436	3,325
Deferred tax liabilities	2,379	2,402
Other non-current liabilities	401	400
Total liabilities	$277,669	$218,444

REDWIRE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (In thousands of U.S. dollars, except share data)

	September 30, 2024	December 31, 2023
Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; 100,912.65 and 93,890.20 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively. Liquidation preference of $239,860 and $187,780 as of September 30, 2024 and December 31, 2023, respectively.	$108,696	$96,106

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 66,540,871 and 65,546,174 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7	7
Treasury stock, 614,654 and 353,470 shares, at cost, as of September 30, 2024 and December 31, 2023, respectively	(2,688)	(951)
Additional paid-in capital	184,325	188,323
Accumulated deficit	(280,937)	(233,791)
Accumulated other comprehensive income (loss)	2,873	2,903
Total shareholders’ equity (deficit)	(96,420)	(43,509)
Noncontrolling interests	—	228
Total equity (deficit)	(96,420)	(43,281)
Total liabilities, convertible preferred stock and equity (deficit)	$289,945	$271,269

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues	$68,638	$62,612	$234,541	$180,315
Cost of sales	56,615	45,495	194,709	133,077
Gross profit	12,023	17,117	39,832	47,238
Operating expenses:
Selling, general and administrative expenses	17,521	18,302	52,971	52,026
Transaction expenses	5,121	—	5,399	13
Research and development	1,893	1,532	4,681	3,990
Operating income (loss)	(12,512)	(2,717)	(23,219)	(8,791)
Interest expense, net	3,610	2,629	9,537	7,937
Other (income) expense, net	5,309	1,232	14,734	2,689
Income (loss) before income taxes	(21,431)	(6,578)	(47,490)	(19,417)
Income tax expense (benefit)	(472)	(253)	(348)	(369)
Net income (loss)	(20,959)	(6,325)	(47,142)	(19,048)
Net income (loss) attributable to noncontrolling interests	—	(72)	4	(73)
Net income (loss) attributable to Redwire Corporation	(20,959)	(6,253)	(47,146)	(18,975)
Less: dividends on Convertible Preferred Stock	3,383	2,874	16,125	12,040
Net income (loss) available to common shareholders	$(24,342)	$(9,127)	$(63,271)	$(31,015)

Net income (loss) per common share:
Basic and diluted	$(0.37)	$(0.14)	$(0.96)	$(0.48)
Weighted-average shares outstanding:
Basic and diluted	66,529,288	64,795,985	65,936,597	64,475,390

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(20,959)	$(6,253)	$(47,146)	$(18,975)
Foreign currency translation gain (loss), net of tax	877	(860)	127	(304)
Total other comprehensive income (loss), net of tax	877	(860)	127	(304)
Total comprehensive income (loss)	$(20,082)	$(7,113)	$(47,019)	$(19,279)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Nine Months Ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income (loss)	$(47,142)	$(19,048)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,538	7,971
Amortization of debt issuance costs and discount	584	448
Equity-based compensation expense	8,046	6,317
(Gain) loss on sale of joint ventures	(1,303)	—
(Gain) loss on change in fair value of committed equity facility	—	179
(Gain) loss on change in fair value of warrants	8,111	2,475
Deferred provision (benefit) for income taxes	(47)	(1,012)
Non-cash lease expense	23	248
Non-cash interest expense	—	525
Other	(74)	157
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	14,496	2,031
(Increase) decrease in contract assets	(8,754)	(9,008)
(Increase) decrease in inventory	(537)	(221)
(Increase) decrease in prepaid insurance	(208)	936
(Increase) decrease in prepaid expenses and other assets	(4,039)	255
Increase (decrease) in accounts payable and accrued expenses	(4,964)	(2,202)
Increase (decrease) in deferred revenue	(7,448)	(2,734)
Increase (decrease) in operating lease liabilities	(256)	(241)
Increase (decrease) in other liabilities	10,551	(979)
Increase (decrease) in notes payable to sellers	11	(557)
Net cash provided by (used in) operating activities	(24,412)	(14,460)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(796)	—
Net proceeds from sale of joint ventures	4,598	—
Purchases of property, plant and equipment, net	(4,064)	(3,524)
Purchase of intangible assets	(2,788)	(1,690)
Net cash provided by (used in) investing activities	(3,050)	(5,214)

Cash flows from financing activities:
Proceeds received from debt	42,971	23,696
Repayments of debt	(8,183)	(19,890)
Payment of debt issuance fees to third parties	(780)	—
Repayment of finance leases	(357)	(282)
Proceeds from third-party advances	7,820	—
Proceeds from issuance of common stock	546	84
Payment of committed equity facility transaction costs	—	(571)
Payments of issuance costs related to convertible preferred stock	—	(52)
Shares repurchased for settlement of employee tax withholdings on share-based awards	(1,737)	(248)
Payment of contingent earnout	—	(443)
Net cash provided by (used in) financing activities	40,280	2,294
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(2)	(77)
Net increase (decrease) in cash, cash equivalents and restricted cash	12,816	(17,457)
Cash, cash equivalents and restricted cash at beginning of period	30,278	28,316
Cash, cash equivalents and restricted cash at end of period	$43,094	$10,859

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
During the third quarter of 2024, we changed the Supplemental Non-GAAP Information to present only Adjusted EBITDA, whereas prior period disclosures also presented Pro Forma Adjusted EBITDA. Management believes the presentation of Pro Forma Adjusted EBITDA no longer provides the same meaningful insights into the Company’s performance as it did during the initial years of the Company’s formation. Prior period disclosures were recast to conform to current presentation. There was no change in the calculation of Adjusted EBITDA.
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income (loss)	$(20,959)	$(6,325)	$(47,142)	$(19,048)
Interest expense, net	3,610	2,629	9,537	7,937
Income tax expense (benefit)	(472)	(253)	(348)	(369)
Depreciation and amortization	2,860	2,887	8,538	7,971
Acquisition deal costs (i)	5,121	—	5,399	13
Acquisition integration costs (i)	96	—	96	546
Purchase accounting fair value adjustment related to deferred revenue (ii)	—	—	—	15
Severance costs (iii)	365	62	532	382
Capital market and advisory fees (iv)	1,071	2,536	5,503	6,891
Litigation-related expenses (v)	9,096	249	11,329	317
Equity-based compensation (vi)	3,593	2,451	8,046	6,317
Committed equity facility transaction costs (vii)	—	245	—	179
Debt financing costs (viii)	—	—	—	17
Gain on sale of joint ventures, net of costs incurred (ix)	—	—	(1,255)	—
Warrant liability change in fair value adjustment (x)	(1,941)	464	8,111	2,475
Adjusted EBITDA	$2,440	$4,945	$8,346	$13,643
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire recorded adjustments related to the impact of recognizing deferred revenue at fair value as part of the purchase accounting for previous acquisitions.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred expenses related to securities litigation, including a loss contingency of $8.0 million recognized in 2024.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in fair value recognized as a gain or loss during the respective periods.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
ix.Redwire recognized a gain related to the sale of all its ownership in two joint ventures, presented net of transaction costs incurred.
x.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended		Last Twelve Months
(in thousands)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net cash provided by (used in) operating activities	$(17,670)	$(3,256)	$(24,412)	$(14,460)	$(8,721)	$(19,288)
Less: Capital expenditures	(2,798)	(2,666)	(6,852)	(5,214)	(9,965)	(5,934)
Free Cash Flow	$(20,468)	$(5,922)	$(31,264)	$(19,674)	$(18,686)	$(25,222)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Contracts awarded	$44,503	$46,523	$372,249	$322,837
Revenues	68,638	62,612	298,026	234,020
Book-to-bill ratio	0.65	0.74	1.25	1.38
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material (“T&M”) contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 0.65 for the three months ended September 30, 2024, as compared to 0.74 for the three months ended September 30, 2023. For the three months ended September 30, 2024, contracts awarded includes $21.9 million of acquired contract value from the Hera Systems acquisition. For the three months ended September 30, 2023, none of the contracts awarded balance relates to acquired contract value.

Our book-to-bill ratio was 1.25 for the LTM (“Last Twelve Months”) ended September 30, 2024, as compared to 1.38 for the LTM ended September 30, 2023. For the LTM ended September 30, 2024, contracts awarded includes $21.9 million of acquired contract value from the Hera Systems acquisition, which was completed in the third quarter of 2024. For the LTM ended September 30, 2023, contracts awarded includes $109.8 million of acquired contract value from the Space NV acquisition, which was completed in the fourth quarter of 2022.

Backlog
The following table presents our contracted backlog as of September 30, 2024 and December 31, 2023, and related activity for the nine months ended September 30, 2024 as compared to the year ended December 31, 2023.

(in thousands)	September 30, 2024	December 31, 2023
Organic backlog, beginning balance	$372,790	$313,057
Organic additions during the period	172,101	300,042
Organic revenue recognized during the period	(232,697)	(243,800)
Foreign currency translation	(2,229)	3,491
Organic backlog, ending balance	309,965	372,790

Acquisition-related contract value, beginning balance	—	—
Acquisition-related contract value acquired during the period	21,940	—
Acquisition-related additions during the period	—	—
Acquisition-related revenue recognized during the period	(1,844)	—
Acquisition-related backlog, ending balance	20,096	—
Contracted backlog, ending balance	$330,061	$372,790

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $16.9 million and $19.3 million in remaining contract value from time and materials contracts as of September 30, 2024 and as of December 31, 2023, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The acquisition-related backlog activity presented in the table above is related to the Hera Systems acquisition completed during third quarter of 2024.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $93.2 million and $106.0 million as of September 30, 2024 and December 31, 2023, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.